Exhibit 99.1
Vermillion Announces the Reappointment of Officers and Confirmation of Director
FREMONT, Calif., Feb. 2 /PRNewswire-FirstCall/ — Vermillion, Inc. (Pink Sheets: VRML) today announced the reappointment of Gail S. Page as Chief Executive Officer of the Company and Eric T. Fung, MD, PhD as Senior Vice President and Chief Science Officer of the Company. In addition, the previously announced appointment of William C. Wallen, PhD to the Board of Directors is now effective. Ms. Page will continue to act as Chair of the Board of Directors.
“Both Dr. Fung and I are pleased to resume our positions and are excited to launch the OVA1™ test this quarter, our first FDA cleared commercial product,” said Ms. Page. “We look forward to expanding our ovarian program and making continued progress on our peripheral artery disease program.”
Ms. Page joined the company in 2004 as President to lead the formation of the Diagnostics division. From December 2005 to March 2009, she served as President and Chief Executive Officer. On March 27, 2009, Ms. Page was appointed Executive Chair and was responsible for leading Vermillion through the successful reorganization and exit from Chapter 11. Ms. Page has been a member of the Board of Directors since 2006.
Dr. Fung originally joined Vermillion in May 2000 as a lead scientist in the Biomarker Discovery Centers and was promoted to Vice President and Chief Scientific Officer in June 2006. He was responsible for leading the successful OVA1™ prospective clinical trial. He resigned in March 2009, and returned after the clearance of OVA1™ in a consulting capacity to advise the company in all medical and clinical aspects.
Dr. William Wallen was appointed to the Board of Directors on December 10, 2009. He is currently the Chief Scientific Officer, Senior Vice President for Research and Development for IDEXX Laboratories and previously served on Vermillion’s Scientific Advisory Board.
About Vermillion
Vermillion, Inc. is dedicated to the discovery, development and commercialization of novel high-value diagnostic tests that help physicians diagnose, treat and improve outcomes for patients. Vermillion, along with its prestigious scientific collaborators, has diagnostic programs in oncology, hematology, cardiology and women’s health. Vermillion is based in Fremont, California. Additional information about Vermillion can be found on the Web at www.vermillion.com.
About the OVA1™ Test
The OVA1™ Test is a qualitative serum test that combines the results of five immunoassays into a single numerical score. It is indicated for women who meet the following criteria: over age 18, ovarian adnexal mass present for which surgery is planned, and not yet referred to an oncologist. The test utilizes five well-established biomarkers — Transthyretin (TT or prealbumin), Apolipoprotein A-1 (Apo A-1), b2 Microglobulin (b2M), Transferrin (Tfr) and Cancer Antigen 125 (CA 125 II) — and a proprietary algorithm to determine the likelihood of malignancy in women with pelvic mass for whom surgery is planned.
OVA1™ Test is a trademark of Vermillion Inc.
Forward-Looking Statement
Certain matters discussed in this press release contain forward-looking statements that involve significant risks and uncertainties, including statements regarding Vermillion’s plans, objectives, expectations and intentions. These forward-looking statements are based on Vermillion’s current expectations. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, Vermillion notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. There are no guarantees that Vermillion will succeed in its efforts to commercialize ovarian cancer or OVA1™ diagnostics products in 2010 or during any other period of time. Factors that could cause actual results to materially differ include but are not limited to: (1) uncertainty in obtaining intellectual property protection for inventions made by Vermillion; (2) unproven ability of Vermillion to develop, and commercialize diagnostic products based on findings from its disease association studies; (3) uncertainty as to whether Vermillion will be able to obtain any required regulatory approval of its future diagnostic products; (4) uncertainty of market acceptance of its OVA1™ diagnostic test or future diagnostic products, including the risk that its products will not be competitive with products offered by other companies, or that users will not be entitled to receive adequate reimbursement for its products from third party payers such as private insurance companies and government insurance plans; (5) uncertainty that Vermillion will successfully license or otherwise successfully partner with third parties to commercialize its products; (6) uncertainty whether the trading in Vermillion’s stock will become significantly less liquid or Vermillion’s ability to relist its shares on the NASDAQ Global Market or on other national securities exchange; and (7) other factors that might be described from time to time in Vermillion’s filings with the Securities and Exchange Commission. All information in this press release is as of the date of this report, and Vermillion expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in Vermillion’s expectations or any change in events, conditions or circumstances on which any such statement is based, unless required by law.
CONTACT: Jill Totenberg, +1-212-994-7363, jt@totenberggroup.com